Exhibit 99

NEWS RELEASE


Date:           January 2, 1997  (IMMEDIATE)
Contact:        Michael F. Sandler
                Senior Vice President-Finance and Chief Financial Officer
                MEDIQ Incorporated
                (609)  665-9399


                MEDIQ CONSUMMATES AGREEMENT TO SELL
                ITS NUTRAMAX STAKE


                PENNSAUKEN, N.J. -- MEDIQ Incorporated (AMEX:MED) today reported consummating the sale of its 47% ownership interest in NutraMax Products, Inc. at a price per share of $9 pursuant to the previously announced agreement between MEDIQ and NutraMax. In connection with the sale MEDIQ received $19,963,000 of the $36,335,000 purchase price in cash and a promissory note for the remaining $16,372,000 of the sale price. Amounts under the note are receivable by MEDIQ as shares of NutraMax's common stock are delivered by MEDIQ to NutraMax following release of the shares from escrow pursuant to the indenture and escrow agreement relating to MEDIQ's 7 1/2% subordinated debentures due 2003.

                Proceeds were used to reduce outstanding borrowings under MEDIQ's bank facility and in the first quarter MEDIQ will report an after-tax gain of $6.2 million or $.24 per share as a result of this transaction.

                MEDIQ, through its wholly owned subsidiaries, operates the largest movable critical care and life support medical equipment rental business in the United States, renting a wide variety of equipment for use by acute care hospitals, alternative care facilities, nursing homes and home health care companies.